Exhibit 10.2
December 17, 2008
Louis J. Arcudi, III
c/o Idera Pharmaceuticals, Inc.
167 Sidney Street
Cambridge, MA 02139
Dear Lou:
In order to ensure compliance with Section 409A of the Internal Revenue Code, Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you hereby agree to amend the employment letter agreement dated November 8, 2007 by and between the Company and you (the “Agreement”) as follows:
1.	Amendment of Section 2. Section 2 of the Agreement shall be amended by adding the following sentence at the end thereof:
“Any bonus earned by you and approved by the Board under this Section 2 shall be paid to you no later than March 15th of the calendar year following the calendar year in which such bonus is earned and approved by the Board under this Section 2.”
2.	Amendment of Section 5. Section 5 of the Agreement shall be amended by deleting the last sentence of the first paragraph thereof and inserting in lieu therefor the following sentence:
“Notwithstanding the foregoing, the Company’s obligations to make such payments and provide such benefits shall be contingent upon your execution of a release in a form reasonably acceptable to the Company within 30 days of the date of your termination of employment, and such payments and benefits shall be paid or provided no later than 30 days thereafter if you have not revoked the release prior to such date; provided, however, that if the 30th day after termination occurs in the calendar year following the year of termination, the severance payments shall be paid or commence no earlier than January 1 of such subsequent calendar year (whether or not the release is executed prior to such date).”
3.	Addition of New Section 12. The Agreement shall be amended by inserting a new Section 12, which shall read in its entirety as follows:
“12. Compliance with Section 409A. Subject to the provisions in this Section 12, any severance payments or benefits under this offer letter (including under paragraph 5 hereof) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this offer letter:
(a) It is intended that each installment of the severance payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this offer letter.
(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:
          (i) Each installment of the severance payments and benefits due under this offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this offer letter, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
          (ii) Each installment of the severance payments and benefits due under this offer letter that is not described in Section 12(c)(i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury

Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.
(d) The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 12(d), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
(e) All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(f) Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.”

Except as modified by this letter, all other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

Very truly yours, IDERA PHARMACEUTICALS, INC.
By:	/s/SUDHIR AGRAWAL
Sudhir Agrawal, Chief Executive Officer

Acknowledged and agreed:

/s/ LOUIS J. ARCUDI, III Louis J. Arcudi, III